Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Jennifer Thompson Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS FIRST QUARTER 2016 EARNINGS

Earnings Per Diluted Common Share of $0.76

Return on average assets of 1.32 percent and average common equity of 13.0 percent

MINNEAPOLIS, April 20, 2016 — U.S. Bancorp (NYSE: USB) today reported net income of $1,386 million for the first quarter of 2016, or $0.76 per diluted common share, compared with $1,431 million, or $0.76 per diluted common share, in the first quarter of 2015.

Highlights for the first quarter of 2016 included:

➢	Industry-leading return on average assets of 1.32 percent, return on average common equity of 13.0 percent and efficiency ratio of 54.6 percent

➢	Returned 80 percent of first quarter earnings to shareholders through dividends and share buybacks

➢	Average total loans grew 5.8 percent over the first quarter of 2015 and 2.2 percent on a linked quarter basis (1.6 percent excluding the credit card portfolio acquisition at the end of the fourth quarter 2015)

¡	Average total commercial loans grew 10.2 percent over the first quarter of 2015 and 3.5 percent over the fourth quarter of 2015

➢	Average total deposits grew 6.3 percent over the first quarter of 2015 and 0.5 percent on a linked quarter basis

¡	Average low-cost deposits, including noninterest-bearing and total savings deposits, grew 9.7 percent year-over-year

➢	Net interest income grew 4.9 percent year-over-year and 0.6 percent linked quarter

¡	Average earnings assets grew 4.8 percent year-over-year, and 1.4 percent on a linked quarter basis

¡	Net interest margin of 3.06 percent for the first quarter of 2016 was the same as the fourth quarter of 2015, down 2 basis points from 3.08 percent in the first quarter of 2015

➢	Payments-related fee revenue grew 5.1 percent year-over-year, driven by an increase in credit and debit card revenue, including the impact of recent portfolio acquisitions, and merchant processing services revenue

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

➢	Credit quality was relatively stable other than energy-related commercial loans, the deterioration of which impacted the amount of nonperforming assets and the provision for credit losses

¡	Energy-related commercial nonperforming assets increased $257 million linked quarter

¡	Reserves for energy-related commercial loans were 9.1 percent of outstanding balances at March 31, 2016, compared with 5.4 percent at December 31, 2015

➢	Strong capital position. At March 31, 2016, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.2 percent using the Basel III fully implemented standardized approach and was 11.9 percent using the Basel III fully implemented advanced approaches method

EARNINGS SUMMARY					Table 1
($ in millions, except per-share data)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Net income attributable to U.S. Bancorp	$1,386	$1,476	$1,431	(6.1)	(3.1)
Diluted earnings per common share	$.76	$.80	$.76	(5.0)	—

Return on average assets (%)	1.32	1.41	1.44
Return on average common equity (%)	13.0	13.7	14.1
Net interest margin (%)	3.06	3.06	3.08
Efficiency ratio (%) (a)	54.6	53.9	54.3
Tangible efficiency ratio (%) (a)	53.7	53.0	53.4

Dividends declared per common share	$.255	$.255	$.245	—	4.1
Book value per common share (period end)	$23.82	$23.28	$22.20	2.3	7.3

(a)    Computed as noninterest expense divided by the sum of net interest income on a taxable-equivalent basis and noninterest income excluding net securities gains (losses), and for tangible efficiency ratio, intangible amortization.

Net income attributable to U.S. Bancorp was $1,386 million for the first quarter of 2016, 3.1 percent lower than the $1,431 million for the first quarter of 2015, and 6.1 percent lower than the $1,476 million for the fourth quarter of 2015. Diluted earnings per common share were $0.76 in the first quarter of 2016, the same as the first quarter of 2015 and $0.04 lower than the $0.80 reported for fourth quarter of 2015. The decrease in net income year-over-year was primarily due to a higher provision for credit losses driven by energy-related commercial loan downgrades, lower mortgage banking revenue due to lower production and higher noninterest expense driven by higher compensation expense related to the impact of merit increases

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

and higher variable compensation expense, as well as compliance-related matters, partially offset by an increase in net interest income driven by strong loan growth. The decrease in net income on a linked quarter basis was principally due to typical seasonality in some of our business lines, a higher provision for credit losses driven by energy-related loans, as well as the impact of the fourth quarter 2015 gain on the sale of the Health Savings Account deposit portfolio (“HSA deposit sale”). The linked quarter seasonality reflects decreases in fee-based revenue, primarily related to payments and deposit services, and lower costs related to investments in tax-advantaged projects. Other expense increases included higher stock-based and other variable compensation expense.

U.S. Bancorp Chairman and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp is off to a solid start in 2016 as we once again delivered industry-leading performance metrics against a backdrop of global concerns driving long-term interest rates lower and continuing pressure in the energy sector. We continued to produce strong loan and deposit growth which combined with a stable net interest margin, resulted in growth in net interest income. Our payments-related businesses remain strong and we continue to invest in those businesses, as demonstrated by the acquisition of the $1.6 billion retail card portfolio at the end of 2015. Although the pressures from the energy industry negatively impacted the quarter, we took appropriate measures and remain confident that we are well positioned to continue delivering industry-leading returns throughout the year.

“In addition to these strong fundamentals of our business, we also created value for our shareholders as we returned 80 percent of our first quarter earnings back to shareholders through dividends and share buybacks. We remain committed to balancing decisions about operating efficiencies with opportunities for investments in our franchise as we navigate through a slowly recovering economy. This focus by our management team is vital in order to protect our strong financial position and to ensure that we are delivering the products and services that our customers value.

“I am extremely proud that once again, during the first quarter, U.S. Bancorp was named one of the Most Ethical Companies in the World™ by the Ethisphere Institute, and for the sixth year in a row, the number one Superregional bank by FORTUNE magazine. It is a perfect example of how our 67,000 employees work hard every day to be the most trusted choice for our shareholders, customers, and communities. Every quarter we introduce new products and services to our customers that are designed to improve and unify our customers’ experience with us. We have continued to invest heavily in our mobile banking app and were recognized as a leader in this space by both Keynote and Corporate Insights. These are important developments in a dynamic marketplace where customer needs and expectations are evolving

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

rapidly. We are proud to have an innovation focus – built on a foundation of trust – backing all our financial and competitive strength.

“U.S. Bancorp continues to deliver consistent, predictable, repeatable, industry-leading financial results. Our shareholders, customers, and communities know that we will do it well and we will do it right. We have a proven track record of success and we remain confident in our ability to address our customers’ and clients’ distinct financial objectives.”

INCOME STATEMENT HIGHLIGHTS					Table 2
(Taxable-equivalent basis, $ in millions, except per-share data)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Net interest income	$2,888	$2,871	$2,752	.6	4.9
Noninterest income	2,149	2,340	2,154	(8.2)	(.2)

Total net revenue	5,037	5,211	4,906	(3.3)	2.7
Noninterest expense	2,749	2,809	2,665	(2.1)	3.2

Income before provision and taxes	2,288	2,402	2,241	(4.7)	2.1
Provision for credit losses	330	305	264	8.2	25.0

Income before taxes	1,958	2,097	1,977	(6.6)	(1.0)
Taxable-equivalent adjustment	53	52	54	1.9	(1.9)
Applicable income taxes	504	556	479	(9.4)	5.2

Net income	1,401	1,489	1,444	(5.9)	(3.0)
Net (income) loss attributable to noncontrolling interests	(15)	(13)	(13)	(15.4)	(15.4)

Net income attributable to U.S. Bancorp	$1,386	$1,476	$1,431	(6.1)	(3.1)

Net income applicable to U.S. Bancorp common shareholders	$1,329	$1,404	$1,365	(5.3)	(2.6)

Diluted earnings per common share	$.76	$.80	$.76	(5.0)	—

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

NET INTEREST INCOME					Table 3
(Taxable-equivalent basis; $ in millions)	1Q 2016	4Q 2015	1Q 2015	Change 1Q16 vs 4Q15	Change 1Q16 vs 1Q15

Components of net interest income
Income on earning assets	$3,275	$3,209	$3,116	$66	$159
Expense on interest-bearing liabilities	387	338	364	49	23

Net interest income	$2,888	$2,871	$2,752	$17	$136

Average yields and rates paid
Earning assets yield	3.48%	3.42%	3.49%	.06%	(.01)%
Rate paid on interest-bearing liabilities	.56	.50	.55	.06	.01

Gross interest margin	2.92%	2.92%	2.94%	—%	(.02)%

Net interest margin	3.06%	3.06%	3.08%	—%	(.02)%

Average balances
Investment securities (a)	$106,031	$105,536	$100,712	$495	$5,319
Loans	262,281	256,692	247,950	5,589	14,331
Earning assets	378,208	373,091	360,841	5,117	17,367
Interest-bearing liabilities	279,516	269,940	267,882	9,576	11,634

(a) Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the first quarter of 2016 was $2,888 million, an increase of $136 million (4.9 percent) over the first quarter of 2015. The increase was driven by loan growth and higher rates, partially offset by the impact of a continued shift in loan portfolio mix. Average earning assets were $17.4 billion (4.8 percent) higher than the first quarter of 2015, driven by increases of $14.3 billion (5.8 percent) in average total loans and $5.3 billion (5.3 percent) in average investment securities. Net interest income increased $17 million (0.6 percent) on a linked quarter basis, primarily due to growth in average total loans and the impact of higher rates, partially offset by one less day in the current quarter. Average total loans were $5.6 billion (2.2 percent) higher on a linked quarter basis ($4.1 billion (1.6 percent) excluding the credit card portfolio acquisition at the end of the fourth quarter of 2015.)

The net interest margin in the first quarter of 2016 was 3.06 percent, compared with 3.08 percent in the first quarter of 2015, and 3.06 percent in the fourth quarter of 2015. The decrease in the net interest margin on a year-over-year basis primarily reflected the impact of higher rates offset by a continued shift in loan portfolio mix, as well as lower average rates on new securities purchases and lower reinvestment rates on

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

maturing securities. On a linked quarter basis, the stable net interest margin was principally due to the impact of higher rates, partially offset by the continued change in loan portfolio mix.

Investment Securities

Average investment securities in the first quarter of 2016 were $5.3 billion (5.3 percent) higher year-over-year and $495 million (0.5 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury securities, net of prepayments and maturities, to support regulatory liquidity coverage ratio requirements.

AVERAGE LOANS					Table 4
($ in millions)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Commercial	$84,582	$81,592	$76,183	3.7	11.0
Lease financing	5,238	5,211	5,325	.5	(1.6)

Total commercial	89,820	86,803	81,508	3.5	10.2

Commercial mortgages	31,836	31,830	33,119	—	(3.9)
Construction and development	10,565	10,401	9,552	1.6	10.6

Total commercial real estate	42,401	42,231	42,671	.4	(.6)

Residential mortgages	54,208	52,970	51,426	2.3	5.4

Credit card	20,244	18,838	17,823	7.5	13.6

Retail leasing	5,179	5,265	5,819	(1.6)	(11.0)
Home equity and second mortgages	16,368	16,241	15,897	.8	3.0
Other	29,550	29,556	27,604	—	7.0

Total other retail	51,097	51,062	49,320	.1	3.6

Total loans, excluding covered loans	257,770	251,904	242,748	2.3	6.2

Covered loans	4,511	4,788	5,202	(5.8)	(13.3)

Total loans	$262,281	$256,692	$247,950	2.2	5.8

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

Loans

Average total loans were $14.3 billion (5.8 percent) higher in the first quarter of 2016 than the first quarter of 2015, due to growth in total commercial loans (10.2 percent), credit card loans (13.6 percent), residential mortgages (5.4 percent), and total other retail loans (3.6 percent). These increases were partially offset by a decline in total commercial real estate loans (0.6 percent) and covered loans (13.3 percent). Average total loans were $5.6 billion (2.2 percent) higher in the first quarter of 2016 than the fourth quarter of 2015. The increase was driven by growth in total commercial loans (3.5 percent), residential mortgages (2.3 percent) and credit card loans (7.5 percent). At the end of the fourth quarter of 2015, the Company acquired a credit card portfolio which increased first quarter of 2016 average credit card loans by approximately $1.5 billion. Excluding the credit card portfolio acquisition, average total loans in the first quarter of 2016 were approximately $4.1 billion (1.6 percent) higher than the fourth quarter of 2015 and $12.8 billion (5.2 percent) higher than the first quarter of 2015.

AVERAGE DEPOSITS					Table 5
($ in millions)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Noninterest-bearing deposits	$78,569	$83,894	$74,511	(6.3)	5.4
Interest-bearing savings deposits
Interest checking	57,910	57,109	54,658	1.4	5.9
Money market savings	86,462	82,828	73,889	4.4	17.0
Savings accounts	39,250	37,991	36,033	3.3	8.9

Total of savings deposits	183,622	177,928	164,580	3.2	11.6
Time deposits	33,687	32,683	39,369	3.1	(14.4)

Total interest-bearing deposits	217,309	210,611	203,949	3.2	6.6

Total deposits	$295,878	$294,505	$278,460	.5	6.3

Deposits

Average total deposits for the first quarter of 2016 were $17.4 billion (6.3 percent) higher than the first quarter of 2015. Average noninterest-bearing deposits increased $4.1 billion (5.4 percent) year-over-year, mainly in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average total savings deposits were $19.0 billion (11.6 percent) higher year-over-year, the result of growth

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

in Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, and Wealth Management and Securities Services. Growth in Consumer and Small Business Banking total savings deposits included net new account growth of 3.2 percent. Average time deposits were $5.7 billion (14.4 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits managed as an alternative to other wholesale funding sources, based on funding needs and relative pricing.

Average total deposits increased $1.4 billion (0.5 percent) over the fourth quarter of 2015. Average noninterest-bearing deposits decreased $5.3 billion (6.3 percent) on a linked quarter basis, due to seasonally lower balances in corporate trust and Wholesale Banking and Commercial Real Estate. Average total savings deposits increased $5.7 billion (3.2 percent), reflecting increases in Wholesale Banking and Commercial Real Estate and Consumer and Small Business Banking. Average time deposits, which are managed based on funding needs and relative pricing, increased $1.0 billion (3.1 percent) on a linked quarter basis.

NONINTEREST INCOME					Table 6
($ in millions)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Credit and debit card revenue	$266	$294	$241	(9.5)	10.4
Corporate payment products revenue	170	170	170	—	—
Merchant processing services	373	393	359	(5.1)	3.9
ATM processing services	80	79	78	1.3	2.6
Trust and investment management fees	339	336	322	.9	5.3
Deposit service charges	168	182	161	(7.7)	4.3
Treasury management fees	142	139	137	2.2	3.6
Commercial products revenue	197	222	200	(11.3)	(1.5)
Mortgage banking revenue	187	211	240	(11.4)	(22.1)
Investment products fees	40	44	47	(9.1)	(14.9)
Securities gains (losses), net	3	1	—	nm	nm
Other	184	269	199	(31.6)	(7.5)

Total noninterest income	$2,149	$2,340	$2,154	(8.2)	(.2)

Noninterest Income

First quarter noninterest income was $2,149 million, which was $5 million (0.2 percent) lower than the first quarter of 2015. The year-over-year decrease in noninterest income was primarily due to a decrease in mortgage banking revenue, partially offset by increases in credit and debit card revenue, trust and investment management fees, and merchant processing services revenue. Mortgage banking revenue decreased $53

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

million (22.1 percent) primarily due to lower origination and sales revenue driven by lower volume (a 10 percent decline) and lower pricing as a result of market competition. Credit and debit card revenue increased $25 million (10.4 percent) reflecting higher transaction volumes including acquired portfolios. Trust and investment management fees increased $17 million (5.3 percent), reflecting lower fee waivers. Merchant processing services revenue increased $14 million (3.9 percent) as a result of higher transaction volumes and equipment sales to merchants related to new chip card technology requirements. Adjusted for the approximate $9 million impact of foreign currency rate changes, year-over-year merchant processing services revenue growth would have been approximately 6.4 percent.

Noninterest income was $191 million (8.2 percent) lower in the first quarter of 2016 than the fourth quarter of 2015. The decrease in noninterest income on a linked quarter basis reflected the impact of the fourth quarter 2015 HSA deposit sale along with seasonally lower fee-based revenue. Seasonally lower fee-based revenue includes credit and debit card revenue, merchant processing services revenue and deposit service charges. Credit and debit card revenue decreased $28 million (9.5 percent), primarily due to seasonally lower transaction volumes, partially offset by the impact of recent portfolio acquisitions. Merchant processing services revenue decreased $20 million (5.1 percent) as a result of seasonally lower product fees and lower equipment sales to merchants related to chip card technology requirements. Deposit service charges decreased $14 million (7.7 percent) due to seasonally lower transaction volumes. Commercial products revenue decreased $25 million (11.3 percent) due to lower commercial leasing revenue and lower syndication fees, while mortgage banking revenue was $24 million (11.4 percent) lower, driven by an unfavorable change in the valuation of mortgage servicing rights, net of hedging activities. Other income decreased $85 million (31.6 percent) reflecting the impact of the prior quarter HSA deposit sale, lower sales of tax credits and lower retail leasing revenue due to lower end-of-term gains on auto leases driven by lower used car values.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

NONINTEREST EXPENSE					Table 7
($ in millions)	1Q 2016	4Q 2015	1Q 2015	Percent Change 1Q16 vs 4Q15	Percent Change 1Q16 vs 1Q15

Compensation	$1,249	$1,212	$1,179	3.1	5.9
Employee benefits	300	272	317	10.3	(5.4)
Net occupancy and equipment	248	246	247	.8	.4
Professional services	98	125	77	(21.6)	27.3
Marketing and business development	77	96	70	(19.8)	10.0
Technology and communications	233	230	214	1.3	8.9
Postage, printing and supplies	79	74	82	6.8	(3.7)
Other intangibles	45	46	43	(2.2)	4.7
Other	420	508	436	(17.3)	(3.7)

Total noninterest expense	$2,749	$2,809	$2,665	(2.1)	3.2

Noninterest Expense

First quarter noninterest expense was $2,749 million, which was $84 million (3.2 percent) higher than the first quarter of 2015 primarily due to increased compensation expense, professional services expense, and technology and communications expense, partially offset by lower employee benefits and other noninterest expense. Compensation expense increased $70 million (5.9 percent), principally due to the impact of merit increases and one additional day in the first quarter of 2016 along with higher variable compensation including performance-based incentives and stock-based compensation, which included a one-time all-employee grant. Professional services expense increased $21 million (27.3 percent) primarily due to compliance-related matters, while technology and communications expense increased $19 million (8.9 percent) reflecting acquisition conversion costs. Offsetting these increases were lower employee benefits expense of $17 million (5.4 percent), mainly due to lower pension costs, and a $16 million (3.7 percent) decrease in other noninterest expense, primarily reflecting the impact of lower mortgage servicing-related expenses as well as proceeds from an insurance recovery.

Noninterest expense decreased $60 million (2.1 percent) on a linked quarter basis driven by seasonally lower costs related to investments in tax-advantaged projects and lower professional services expense, partially offset by higher compensation and employee benefits expense. Other noninterest expense decreased $88 million (17.3 percent) reflecting seasonally lower costs related to investments in tax-advantaged projects and the insurance recovery. Professional services expense was $27 million (21.6 percent) lower compared

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

with the fourth quarter of 2015 due to lower costs related to legal and other compliance-related matters. Partially offsetting these declines was an increase in compensation expense of $37 million (3.1 percent) reflecting the seasonal impact of variable compensation including stock-based compensation grants, and a $28 million (10.3 percent) increase in employee benefits expense, driven by seasonally higher payroll tax expense.

Provision for Income Taxes

The provision for income taxes for the first quarter of 2016 resulted in a tax rate on a taxable-equivalent basis of 28.4 percent (effective tax rate of 26.5 percent), compared with 27.0 percent (effective tax rate of 24.9 percent) in the first quarter of 2015, and 29.0 percent (effective tax rate of 27.2 percent) in the fourth quarter of 2015. The year-over-year increase was the result of resolution of certain tax matters in the first quarter of 2015.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	1Q		4Q		3Q		2Q		1Q
	2016	% (b)	2015	% (b)	2015	% (b)	2015	% (b)	2015	% (b)

Balance, beginning of period	$4,306		$4,306		$4,326		$4,351		$4,375
Net charge-offs
Commercial	78	.37	58	.28	68	.34	39	.20	40	.21
Lease financing	5	.38	5	.38	3	.23	3	.23	3	.23

Total commercial	83	.37	63	.29	71	.33	42	.20	43	.21
Commercial mortgages	(2)	(.03)	2	.02	—	—	4	.05	(1)	(.01)
Construction and development	(3)	(.11)	(2)	(.08)	(11)	(.43)	(3)	(.12)	(17)	(.72)

Total commercial real estate	(5)	(.05)	—	—	(11)	(.10)	1	.01	(18)	(.17)
Residential mortgages	19	.14	16	.12	25	.19	33	.26	35	.28
Credit card	164	3.26	166	3.50	153	3.38	169	3.85	163	3.71
Retail leasing	1	.08	1	.08	2	.14	1	.07	1	.07
Home equity and second mortgages	2	.05	6	.15	7	.17	11	.28	14	.36
Other	51	.69	53	.71	45	.65	39	.62	41	.60

Total other retail	54	.43	60	.47	54	.44	51	.43	56	.46

Total net charge-offs, excluding covered loans	315	.49	305	.48	292	.47	296	.49	279	.47
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	315	.48	305	.47	292	.46	296	.48	279	.46
Provision for credit losses	330		305		282		281		264
Other changes (a)	(1)		—		(10)		(10)		(9)

Balance, end of period	$4,320		$4,306		$4,306		$4,326		$4,351

Components
Allowance for loan losses	$3,853		$3,863		$3,965		$4,013		$4,023
Liability for unfunded credit commitments	467		443		341		313		328

Total allowance for credit losses	$4,320		$4,306		$4,306		$4,326		$4,351

Gross charge-offs	$405		$381		$372		$380		$383
Gross recoveries	$90		$76		$80		$84		$104
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.65		1.67		1.71		1.76		1.79
Nonperforming loans, excluding covered loans	302		360		347		348		321
Nonperforming assets, excluding covered assets	255		288		280		279		261
Period-end loans	1.63		1.65		1.69		1.74		1.77
Nonperforming loans	303		361		347		349		322
Nonperforming assets	251		283		275		274		257

(a)    Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.

(b) Annualized and calculated on average loan balances

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

Credit Quality

The Company’s provision for credit losses for the first quarter of 2016 was $330 million, which was $25 million (8.2 percent) higher than the prior quarter and $66 million (25.0 percent) higher than the first quarter of 2015. The increase in provision was driven by deterioration in the Company’s energy-related commercial loan portfolio, reflected by an increase in the Company’s criticized and nonperforming loans. Credit quality, excluding the energy-related loan portfolio, was relatively stable.

The provision for credit losses was $15 million higher than net charge-offs in the first quarter of 2016, equal to net charge-offs in the fourth quarter of 2015 and $15 million lower than net charge-offs in the first quarter of 2015. The first quarter provision reflects an increase in energy-related credit reserves partially offset by lower reserves related to the Company’s retail portfolios. Total net charge-offs in the first quarter of 2016 were $315 million, compared with $305 million in the fourth quarter of 2015, and $279 million in the first quarter of 2015. Net charge-offs increased $10 million (3.3 percent) compared with the fourth quarter of 2015 mainly due to higher commercial loan charge-offs primarily related to the energy portfolio. Net charge-offs increased $36 million (12.9 percent) compared with the first quarter of 2015 primarily due to higher commercial loan net charge-offs mainly related to the energy portfolio, partially offset by lower charge-offs related to residential mortgages. The net charge-off ratio was 0.48 percent in the first quarter of 2016 compared with 0.47 percent in the fourth quarter of 2015 and 0.46 percent in the first quarter of 2015.

Nonperforming assets increased to $1,719 million at March 31, 2016, compared with $1,523 million at December 31, 2015, and $1,696 million at March 31, 2015. The ratio of nonperforming assets to loans and other real estate was 0.65 percent at March 31, 2016, compared with 0.58 percent at December 31, 2015, and 0.69 percent at March 31, 2015. The increase in nonperforming assets on both a year-over-year and linked quarter basis was driven by commercial loans to energy-related businesses, partially offset by improvements in the Company’s residential and commercial real estate portfolios. Accruing loans 90 days or more past due were $804 million ($528 million excluding covered loans) at March 31, 2016 compared with $831 million ($541 million excluding covered loans) at December 31, 2015, and $880 million ($521 million excluding covered loans) at March 31, 2015.

The allowance for credit losses was $4,320 million at March 31, 2016, compared with $4,306 at December 31, 2015, and $4,351 at March 31, 2015. The ratio of the allowance for credit losses to period-end loans was 1.63 percent at March 31, 2016, compared with 1.65 percent at December 31, 2015, and 1.77 percent at March 31, 2015. The ratio of the allowance for credit losses to nonperforming loans was 303

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

percent at March 31, 2016, compared with 361 percent at December 31, 2015, and 322 percent at March 31, 2015.

At March 31, 2016, approximately $3.4 billion of commercial loans ($11.9 billion of commitments) were to customers in energy-related businesses. Energy-related loans represent 1.3 percent of the Company’s total loans outstanding. The continued uncertainty in energy prices has resulted in further deterioration of a portion of these loans which led to an increase in criticized commitments and nonperforming loans on both a year-over-year and linked quarter basis. Energy-related criticized commitments increased by $2.3 billion in the quarter. Excluding energy-related commitments, criticized assets were 4.8 percent higher linked quarter. Energy-related nonperforming loans increased by $257 million in the first quarter of 2016. Excluding energy-related loans, nonperforming assets decreased 4.1 percent linked quarter. At March 31, 2016, the Company had credit reserves of 9.1 percent of total outstanding energy loan balances, compared with 5.4 percent of total outstanding energy loan balances at December 31, 2015.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015

Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.05	.05	.05	.05	.05
Commercial real estate	.04	.03	.05	.05	.07
Residential mortgages	.31	.33	.33	.30	.33
Credit card	1.10	1.09	1.10	1.03	1.19
Other retail	.15	.15	.14	.14	.15
Total loans, excluding covered loans	.20	.21	.20	.19	.22
Covered loans	6.23	6.31	6.57	6.66	7.01
Total loans	.30	.32	.32	.32	.36

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.57	.25	.25	.16	.16
Commercial real estate	.28	.33	.39	.46	.58
Residential mortgages	1.54	1.66	1.73	1.80	1.95
Credit card	1.14	1.13	1.16	1.12	1.32
Other retail	.45	.46	.47	.51	.55
Total loans, excluding covered loans	.75	.67	.70	.70	.77
Covered loans	6.39	6.48	6.80	6.88	7.25
Total loans	.84	.78	.81	.82	.91

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

ASSET QUALITY					Table 10
($ in millions)
	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015

Nonperforming loans
Commercial	$457	$160	$157	$78	$74
Lease financing	16	14	12	12	13

Total commercial	473	174	169	90	87

Commercial mortgages	94	92	105	116	142
Construction and development	10	35	39	59	75

Total commercial real estate	104	127	144	175	217

Residential mortgages	677	712	735	769	825
Credit card	7	9	12	16	22
Other retail	157	162	171	178	187

Total nonperforming loans, excluding covered loans	1,418	1,184	1,231	1,228	1,338

Covered loans	7	8	11	11	12

Total nonperforming loans	1,425	1,192	1,242	1,239	1,350

Other real estate (a)	242	280	276	287	293
Covered other real estate (a)	33	32	31	35	37
Other nonperforming assets	19	19	18	16	16

Total nonperforming assets (b)	$1,719	$1,523	$1,567	$1,577	$1,696

Total nonperforming assets, excluding covered assets	$1,679	$1,483	$1,525	$1,531	$1,647

Accruing loans 90 days or more past due, excluding covered loans	$528	$541	$510	$469	$521

Accruing loans 90 days or more past due	$804	$831	$825	$801	$880

Performing restructured loans, excluding GNMA and covered loans	$2,735	$2,766	$2,746	$2,815	$2,684

Performing restructured GNMA and covered loans	$1,851	$1,944	$2,031	$2,111	$2,186

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.64	.58	.61	.63	.68

Nonperforming assets to loans plus ORE (%)	.65	.58	.61	.63	.69

(a) Includes equity investments in entities whose principal assets are other real estate owned.
(b) Does not include accruing loans 90 days or more past due.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

COMMON SHARES					Table 11
(Millions)	1Q 2016	4Q 2015	3Q 2015	2Q 2015	1Q 2015

Beginning shares outstanding	1,745	1,754	1,767	1,780	1,786
Shares issued for stock incentive plans, acquisitions and other corporate purposes	3	1	3	1	6
Shares repurchased	(16)	(10)	(16)	(14)	(12)

Ending shares outstanding	1,732	1,745	1,754	1,767	1,780

Capital Management

Total U.S. Bancorp shareholders’ equity was $46.8 billion at March 31, 2016, compared with $46.1 billion at December 31, 2015, and $44.3 billion at March 31, 2015. During the first quarter, the Company returned 80 percent of earnings to shareholders through dividends and share buybacks.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

CAPITAL POSITION					Table 12
($ in millions)	Mar 31 2016	Dec 31 2015	Sep 30 2015	Jun 30 2015	Mar 31 2015

Total U.S. Bancorp shareholders’ equity	$46,755	$46,131	$45,075	$44,537	$44,277

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$32,827	$32,612	$32,124	$31,674	$31,308
Tier 1 capital	38,532	38,431	37,197	36,748	36,382
Total risk-based capital	45,412	45,313	44,015	43,526	43,558

Common equity tier 1 capital ratio	9.5%	9.6%	9.6%	9.5%	9.6%
Tier 1 capital ratio	11.1	11.3	11.1	11.0	11.1
Total risk-based capital ratio	13.1	13.3	13.1	13.1	13.3
Leverage ratio	9.3	9.5	9.3	9.2	9.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach	9.2	9.1	9.2	9.2	9.2

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.3	12.5	13.0	12.9	12.3

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches	11.9	11.9	12.4	12.4	11.8

Tangible common equity to tangible assets	7.7	7.6	7.7	7.5	7.6
Tangible common equity to risk-weighted assets	9.3	9.2	9.3	9.2	9.3

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.2 percent at March 31, 2016, compared with 9.1 percent at December 31, 2015, and 9.2 percent at March 31, 2015. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 11.9 percent at March 31, 2016, compared with 11.9 percent at December 31, 2015, and 11.8 percent at March 31, 2015.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

On Wednesday, April 20, 2016, at 8:00 a.m. CDT, Richard K. Davis, chairman and chief executive officer, and Kathy Rogers, vice chair and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 43811314. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CDT on Wednesday, April 20 and be accessible through Wednesday, April 27 at 11:00 p.m. CDT. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 43811314.

Minneapolis-based U.S. Bancorp (“USB”), with $429 billion in assets as of March 31, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,129 banking offices in 25 states and 4,954 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions; changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

(MORE)

U.S. Bancorp Reports First Quarter 2016 Results

April 20, 2016

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

●	Tangible common equity to tangible assets,
●	Tangible common equity to risk-weighted assets,
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and
●	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator includes unrealized gains and losses related to available-for-sale securities and excludes preferred securities, including preferred stock, the nature and extent of which varies among different financial services companies. These measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these measures disclosed by the Company may be considered non-GAAP financial measures.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

(MORE)

U.S. Bancorp

Consolidated Statement of Income

(Dollars and Shares in Millions, Except Per Share Data)	Three Months Ended March 31,
(Unaudited)	2016	2015
Interest Income
Loans	$2,644	$2,493
Loans held for sale	31	41
Investment securities	517	495
Other interest income	29	32
Total interest income	3,221	3,061
Interest Expense
Deposits	139	118
Short-term borrowings	65	61
Long-term debt	182	184
Total interest expense	386	363
Net interest income	2,835	2,698
Provision for credit losses	330	264
Net interest income after provision for credit losses	2,505	2,434
Noninterest Income
Credit and debit card revenue	266	241
Corporate payment products revenue	170	170
Merchant processing services	373	359
ATM processing services	80	78
Trust and investment management fees	339	322
Deposit service charges	168	161
Treasury management fees	142	137
Commercial products revenue	197	200
Mortgage banking revenue	187	240
Investment products fees	40	47
Securities gains (losses), net	3	—
Other	184	199
Total noninterest income	2,149	2,154
Noninterest Expense
Compensation	1,249	1,179
Employee benefits	300	317
Net occupancy and equipment	248	247
Professional services	98	77
Marketing and business development	77	70
Technology and communications	233	214
Postage, printing and supplies	79	82
Other intangibles	45	43
Other	420	436
Total noninterest expense	2,749	2,665
Income before income taxes	1,905	1,923
Applicable income taxes	504	479
Net income	1,401	1,444
Net (income) loss attributable to noncontrolling interests	(15)	(13)
Net income attributable to U.S. Bancorp	$1,386	$1,431
Net income applicable to U.S. Bancorp common shareholders	$1,329	$1,365
Earnings per common share	$.77	$.77
Diluted earnings per common share	$.76	$.76
Dividends declared per common share	$.255	$.245
Average common shares outstanding	1,737	1,781
Average diluted common shares outstanding	1,743	1,789

U.S. Bancorp

Consolidated Ending Balance Sheet

(Dollars in Millions)	March 31, 2016	December 31, 2015	March 31, 2015
	(Unaudited)		(Unaudited)
Assets
Cash and due from banks	$10,981	$11,147	$14,072
Investment securities
Held-to-maturity	42,113	43,590	45,597
Available-for-sale	64,912	61,997	56,826
Loans held for sale	4,005	3,184	8,012
Loans
Commercial	91,277	88,402	82,732
Commercial real estate	42,743	42,137	42,409
Residential mortgages	54,955	53,496	51,089
Credit card	19,957	21,012	17,504
Other retail	51,161	51,206	46,449

Total loans, excluding covered loans	260,093	256,253	240,183
Covered loans	4,429	4,596	5,118

Total loans	264,522	260,849	245,301
Less allowance for loan losses	(3,853)	(3,863)	(4,023)

Net loans	260,669	256,986	241,278
Premises and equipment	2,486	2,513	2,575
Goodwill	9,368	9,361	9,363
Other intangible assets	3,042	3,350	3,033
Other assets	31,062	29,725	29,477

Total assets	$428,638	$421,853	$410,233

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$80,407	$83,766	$79,220
Interest-bearing	225,941	216,634	207,381

Total deposits	306,348	300,400	286,601
Short-term borrowings	23,777	27,877	28,226
Long-term debt	34,872	32,078	35,104
Other liabilities	16,248	14,681	15,337

Total liabilities	381,245	375,036	365,268
Shareholders’ equity
Preferred stock	5,501	5,501	4,756
Common stock	21	21	21
Capital surplus	8,368	8,376	8,315
Retained earnings	47,267	46,377	43,463
Less treasury stock	(13,658)	(13,125)	(11,564)
Accumulated other comprehensive income (loss)	(744)	(1,019)	(714)

Total U.S. Bancorp shareholders’ equity	46,755	46,131	44,277
Noncontrolling interests	638	686	688

Total equity	47,393	46,817	44,965

Total liabilities and equity	$428,638	$421,853	$410,233

U.S. Bancorp

Non-GAAP Financial Measures

(Dollars in Millions, Unaudited)	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
Total equity	$47,393	$46,817	$45,767	$45,231	$44,965
Preferred stock	(5,501)	(5,501)	(4,756)	(4,756)	(4,756)
Noncontrolling interests	(638)	(686)	(692)	(694)	(688)
Goodwill (net of deferred tax liability) (1)	(8,270)	(8,295)	(8,324)	(8,350)	(8,360)
Intangible assets, other than mortgage servicing rights	(820)	(838)	(779)	(744)	(783)

Tangible common equity (a)	32,164	31,497	31,216	30,687	30,378

Tangible common equity (as calculated above)	32,164	31,497	31,216	30,687	30,378
Adjustments (2)	99	67	118	125	158

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	32,263	31,564	31,334	30,812	30,536

Total assets	428,638	421,853	415,943	419,075	410,233
Goodwill (net of deferred tax liability) (1)	(8,270)	(8,295)	(8,324)	(8,350)	(8,360)
Intangible assets, other than mortgage servicing rights	(820)	(838)	(779)	(744)	(783)

Tangible assets (c)	419,548	412,720	406,840	409,981	401,090

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	346,227 *	341,360	336,227	333,177	327,709
Adjustments (3)	3,485 *	3,892	3,532	3,532	3,153

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	349,712 *	345,252	339,759	336,709	330,862

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	267,309 *	261,668	248,048	245,038	254,892
Adjustments (4)	3,707 *	4,099	3,723	3,721	3,321

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	271,016 *	265,767	251,771	248,759	258,213

Ratios *
Tangible common equity to tangible assets (a)/(c)	7.7%	7.6%	7.7%	7.5%	7.6%
Tangible common equity to risk-weighted assets (a)/(d)	9.3	9.2	9.3	9.2	9.3
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.2	9.1	9.2	9.2	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.9	11.9	12.4	12.4	11.8

      *  Preliminary data. Subject to change prior to filings with applicable regulatory agencies.

    (1) Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.

    (2) Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.

    (3) Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.

    (4) Primarily reflects higher risk-weighting for mortgage servicing rights.

Supplemental Business Line Schedules

1Q 2016

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)
	Net Income Attributable to U.S. Bancorp			Percent Change		1Q 2016

Business Line	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15	Earnings Composition
Wholesale Banking and Commercial Real Estate	$118	$199	$200	(40.7)	(41.0)	9%
Consumer and Small Business Banking	368	349	358	5.4	2.8	26
Wealth Management and Securities Services	80	68	51	17.6	56.9	6
Payment Services	293	327	262	(10.4)	11.8	21
Treasury and Corporate Support	527	533	560	(1.1)	(5.9)	38

Consolidated Company	$1,386	$1,476	$1,431	(6.1)	(3.1)	100%

(a) preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2016, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)
(Taxable-equivalent basis, $ in millions)
				Percent Change

	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Condensed Income Statement
Net interest income	$520	$499	$480	4.2	8.3
Noninterest income	206	224	220	(8.0)	(6.4)
Securities gains (losses), net	—	—	—	—	—

Total net revenue	726	723	700	.4	3.7
Noninterest expense	338	326	327	3.7	3.4
Other intangibles	1	1	1	—	—

Total noninterest expense	339	327	328	3.7	3.4

Income before provision and taxes	387	396	372	(2.3)	4.0
Provision for credit losses	201	83	57	nm	nm

Income before income taxes	186	313	315	(40.6)	(41.0)
Income taxes and taxable-equivalent adjustment	68	114	115	(40.4)	(40.9)

Net income	118	199	200	(40.7)	(41.0)
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$118	$199	$200	(40.7)	(41.0)

Average Balance Sheet Data
Loans	$88,832	$86,035	$81,973	3.3	8.4
Other earning assets	2,247	1,997	2,193	12.5	2.5
Goodwill	1,647	1,647	1,648	—	(.1)
Other intangible assets	18	19	21	(5.3)	(14.3)
Assets	97,255	94,109	90,501	3.3	7.5
Noninterest-bearing deposits	36,352	37,798	34,428	(3.8)	5.6
Interest-bearing deposits	54,742	51,516	50,302	6.3	8.8

Total deposits	91,094	89,314	84,730	2.0	7.5
Total U.S. Bancorp shareholders’ equity	8,755	8,393	8,049	4.3	8.8

(a) preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $118 million of the Company’s net income in the first quarter of 2016, compared with $200 million in the first quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income decreased $82 million (41.0 percent) from the same quarter of 2015 due to increases in the provision for credit losses and total noninterest expense,

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

partially offset by an increase in total net revenue. Total net revenue increased $26 million (3.7 percent) due to a $40 million (8.3 percent) increase in net interest income, partially offset by a $14 million (6.4 percent) decrease in total noninterest income. Net interest income increased year-over-year, primarily due to higher average total loans, partially offset by lower rates and fees on loans. The decrease in total noninterest income was driven by higher loan-related charges, partially offset by higher commercial leasing revenue. Total noninterest expense was $11 million (3.4 percent) higher compared with a year ago, primarily due to an increase in variable costs allocated to manage the business. The provision for credit losses increased $144 million due to an unfavorable change in the reserve allocation driven by a decline in energy prices and an increase in net charge-offs.

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

CONSUMER AND SMALL BUSINESS BANKING (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Condensed Income Statement
Net interest income	$1,167	$1,167	$1,139	—	2.5
Noninterest income	552	608	620	(9.2)	(11.0)
Securities gains (losses), net	—	—	—	—	—

Total net revenue	1,719	1,775	1,759	(3.2)	(2.3)
Noninterest expense	1,198	1,185	1,174	1.1	2.0
Other intangibles	8	10	10	(20.0)	(20.0)

Total noninterest expense	1,206	1,195	1,184	.9	1.9

Income before provision and taxes	513	580	575	(11.6)	(10.8)
Provision for credit losses	(65)	31	12	nm	nm

Income before income taxes	578	549	563	5.3	2.7
Income taxes and taxable-equivalent adjustment	210	200	205	5.0	2.4

Net income	368	349	358	5.4	2.8
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$368	$349	$358	5.4	2.8

Average Balance Sheet Data
Loans	$134,985	$133,675	$130,998	1.0	3.0
Other earning assets	3,723	4,661	5,093	(20.1)	(26.9)
Goodwill	3,681	3,681	3,680	—	—
Other intangible assets	2,513	2,654	2,493	(5.3)	.8
Assets	149,320	148,793	146,503	.4	1.9
Noninterest-bearing deposits	26,303	27,014	24,819	(2.6)	6.0
Interest-bearing deposits	113,042	110,600	108,437	2.2	4.2

Total deposits	139,345	137,614	133,256	1.3	4.6
Total U.S. Bancorp shareholders’ equity	11,084	10,795	11,529	2.7	(3.9)

(a) preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $368 million of the Company’s net income in the first quarter of 2016, compared with $358 million in the first quarter of 2015. Consumer and Small Business Banking’s net income increased $10 million (2.8 percent) from the

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

same quarter of 2015 due to a decrease in the provision for credit losses, partially offset by a decrease in total net revenue and an increase in total noninterest expense. Total net revenue decreased $40 million (2.3 percent) due to a decline in noninterest income, partially offset by an increase in net interest income. Noninterest income was $68 million (11.0 percent) lower, driven by lower mortgage banking revenue, reflecting the impact of lower origination and sales revenue, and lower retail leasing revenue due to lower end-of-term gains on auto leases driven by lower used car values. Net interest income was $28 million (2.5 percent) higher, primarily due to higher average loan and deposit balances, partially offset by lower rates. Total noninterest expense in the first quarter of 2016 increased $22 million (1.9 percent) over the same quarter of the prior year, primarily due to higher professional services expense principally due to compliance-related matters, along with higher compensation expense reflecting the impact of merit increases, one additional day in the first quarter of 2016 and higher variable compensation. The provision for credit losses decreased $77 million primarily due to a favorable change in the reserve allocation driven by improvements in the mortgage portfolio.

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Condensed Income Statement
Net interest income	$117	$103	$80	13.6	46.3
Noninterest income	379	375	358	1.1	5.9
Securities gains (losses), net	—	—	—	—	—

Total net revenue	496	478	438	3.8	13.2
Noninterest expense	368	364	353	1.1	4.2
Other intangibles	6	7	7	(14.3)	(14.3)

Total noninterest expense	374	371	360	.8	3.9

Income before provision and taxes	122	107	78	14.0	56.4
Provision for credit losses	(4)	—	(2)	nm	nm

Income before income taxes	126	107	80	17.8	57.5
Income taxes and taxable-equivalent adjustment	46	39	29	17.9	58.6
Net income	80	68	51	17.6	56.9
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—

Net income attributable to U.S. Bancorp	$80	$68	$51	17.6	56.9

Average Balance Sheet Data
Loans	$7,044	$6,639	$5,964	6.1	18.1
Other earning assets	126	172	204	(26.7)	(38.2)
Goodwill	1,567	1,567	1,568	—	(.1)
Other intangible assets	109	116	137	(6.0)	(20.4)
Assets	10,172	9,469	9,201	7.4	10.6
Noninterest-bearing deposits	12,959	16,294	12,750	(20.5)	1.6
Interest-bearing deposits	45,529	46,329	41,750	(1.7)	9.1

Total deposits	58,488	62,623	54,500	(6.6)	7.3
Total U.S. Bancorp shareholders’ equity	2,371	2,325	2,299	2.0	3.1

(a) preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $80 million of the Company’s net income in the first quarter of 2016, compared with $51 million in the first quarter of 2015. The business line’s contribution was $29 million (56.9 percent) higher than the same quarter of 2015, primarily reflecting an increase in total net revenue, partially offset by an increase in total noninterest

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

expense. Total net revenue increased $58 million (13.2 percent) year-over-year, driven by an increase in net interest income of $37 million (46.3 percent), principally due to the impact of higher rates on the margin benefit from deposits and higher average deposit balances, along with a $21 million (5.9 percent) increase in total noninterest income, reflecting the impact of lower fee waivers. Total noninterest expense increased $14 million (3.9 percent), primarily as a result of higher compensation, reflecting the impact of merit increases, one additional day in the first quarter of 2016 and higher variable compensation. The provision for credit losses decreased $2 million due to a favorable change in the reserve allocation and lower net charge-offs.

PAYMENT SERVICES (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Condensed Income Statement
Net interest income	$527	$520	$467	1.3	12.8
Noninterest income	816	870	777	(6.2)	5.0
Securities gains (losses), net	—	—	—	—	—

Total net revenue	1,343	1,390	1,244	(3.4)	8.0
Noninterest expense	647	635	598	1.9	8.2
Other intangibles	30	28	25	7.1	20.0

Total noninterest expense	677	663	623	2.1	8.7

Income before provision and taxes	666	727	621	(8.4)	7.2
Provision for credit losses	192	202	197	(5.0)	(2.5)

Income before income taxes	474	525	424	(9.7)	11.8
Income taxes and taxable-equivalent adjustment	172	191	154	(9.9)	11.7

Net income	302	334	270	(9.6)	11.9
Net (income) loss attributable to noncontrolling interests	(9)	(7)	(8)	(28.6)	(12.5)

Net income attributable to U.S. Bancorp	$293	$327	$262	(10.4)	11.8

Average Balance Sheet Data
Loans	$27,817	$26,719	$25,045	4.1	11.1
Other earning assets	600	1,039	302	(42.3)	98.7
Goodwill	2,464	2,469	2,482	(.2)	(.7)
Other intangible assets	508	436	425	16.5	19.5
Assets	33,999	33,082	30,988	2.8	9.7
Noninterest-bearing deposits	961	891	892	7.9	7.7
Interest-bearing deposits	95	708	674	(86.6)	(85.9)

Total deposits	1,056	1,599	1,566	(34.0)	(32.6)
Total U.S. Bancorp shareholders’ equity	6,326	6,044	5,780	4.7	9.4

(a) preliminary data

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $293 million of the Company’s net income in the first quarter of 2016, compared with $262 million in the first quarter of 2015. The $31 million (11.8 percent) increase in the business line’s contribution over the prior year was due to an increase in total net revenue and a decrease in the provision for credit losses, partially offset by an increase in noninterest expense. Total net revenue increased $99 million (8.0 percent) year-over-year. Net interest income increased $60 million (12.8 percent), primarily due to higher average loan balances and fees. Total noninterest income was $39 million (5.0 percent) higher year-over-year due to an increase in credit and debit card revenue on higher transaction volumes, along with higher merchant processing services revenue, driven by increased transaction volumes and product fees and equipment sales to merchants related to new chip card technology requirements, partially offset by the impact of foreign currency rate changes. Total noninterest expense increased $54 million (8.7 percent) over the first quarter of 2015, driven by higher compensation expense and increased technology and communications expense, which was impacted by portfolio acquisitions, along with higher net shared services expense. The provision for credit losses decreased $5 million (2.5 percent) due to a favorable change in the reserve allocation and lower net charge-offs.

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

TREASURY AND CORPORATE SUPPORT (a)
(Taxable-equivalent basis, $ in millions)				Percent Change

	1Q 2016	4Q 2015	1Q 2015	1Q16 vs 4Q15	1Q16 vs 1Q15

Condensed Income Statement
Net interest income	$557	$582	$586	(4.3)	(4.9)
Noninterest income	193	262	179	(26.3)	7.8
Securities gains (losses), net	3	1	—	nm	nm

Total net revenue	753	845	765	(10.9)	(1.6)
Noninterest expense	153	253	170	(39.5)	(10.0)
Other intangibles	—	—	—	—	—

Total noninterest expense	153	253	170	(39.5)	(10.0)

Income before provision and taxes	600	592	595	1.4	.8
Provision for credit losses	6	(11)	—	nm	nm

Income before income taxes	594	603	595	(1.5)	(.2)
Income taxes and taxable-equivalent adjustment	61	64	30	(4.7)	nm

Net income	533	539	565	(1.1)	(5.7)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(5)	—	(20.0)

Net income attributable to U.S. Bancorp	$527	$533	$560	(1.1)	(5.9)

Average Balance Sheet Data
Loans	$3,603	$3,624	$3,970	(.6)	(9.2)
Other earning assets	109,231	108,530	105,099	.6	3.9
Goodwill	—	—	—	—	—
Other intangible assets	—	—	—	—	—
Assets	130,811	129,669	124,643	.9	4.9
Noninterest-bearing deposits	1,994	1,897	1,622	5.1	22.9
Interest-bearing deposits	3,901	1,458	2,786	nm	40.0

Total deposits	5,895	3,355	4,408	75.7	33.7
Total U.S. Bancorp shareholders’ equity	18,202	18,216	16,421	(.1)	10.8

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $527 million in the first quarter of 2016, compared with $560 million in the first quarter of 2015. The decrease in net income of $33 million (5.9 percent) from the prior year was due to a decrease in total net revenue and increases in the provision for credit losses and income tax expense, partially offset by a decrease

U.S. Bancorp First Quarter 2016 Business Line Results

April 20, 2016

in total noninterest expense. Net interest income decreased $29 million (4.9 percent) from the first quarter of 2015, principally due to the impact of higher rates credited to the business lines on deposits, partially offset by growth in the investment portfolio. Total noninterest income increased $17 million (9.5 percent) over the first quarter of last year, mainly due to higher loan-related charges. Total noninterest expense decreased $17 million (10.0 percent), principally due to lower employee benefits expense, driven by lower pension costs, partially offset by higher compensation expense reflecting the impact of merit increases, one additional day in the first quarter of 2016 and higher variable compensation. The increase in income tax expense was the result of the resolution of certain tax matters in the first quarter of 2015. The provision for credit losses was $6 million higher year-over-year primarily due to an unfavorable change in the reserve allocation.